For the six months ended January 31, 1997.
File number c 811-5055

                         SUB-ITEM 77-0

                           EXHIBITS

          Transactions Effected Pursuant  to  Rule
10f-3

I.   Prudential Allocation Fund

1.   Name of Issuer
      United Auto Group, Inc.

2.   Date of Purchase
       10/23/96

3.   Number of Securities Purchased
       6,500

4.   Dollar Amount of Purchase
       $195,000

5.   Price Per Unit
       $30.00

6.   Name(s) of Underwriter(s) or Dealer(s)
     From whom Purchased
       J.P. Morgan & Co.

7.   Other members of the Underwriting Syndicate
       See Exhibit A


UNDERWRITER

Bear, Stearns & Co. Inc.
Brean Murray & Co., Inc.
Burnham Securities, Inc.
Doft & Co., Inc.
Donaldson,    Lufkin    &   Jenrette    Securities
Corporation
Interstate Johnson Lane Corporation
J.P. Morgan Securities Inc.
Johnston, Lemon & Co., Inc.
Ladenburg, Thalmann & Co., Inc.
Monnes, Crespi, Hardt & Co., Inc.
Montgomery Securities
Morgan Keegan & Company, Inc.
Prudential Securities Incorporated
Raymond James & Associates, Inc.
Schroder, Wertheim & Co., Inc.
Scotia Capital Markets (USA), Inc.
Smith Barney Inc.
Southeast Research Partners, Inc.
Stephens Inc.
The Buckingham Research Group, Inc.
The Chicago Corporation
The Robinson-Humphrey Company, Inc.
Wasserstein Perella Securities, Inc.
William Blair & Company, L.L.C.



II.  Prudential Allocation Fund

1.   Name of Issuer
      Titan Exploration, Inc.

2.   Date of Purchase
       12/16/96

3.   Number of Securities Purchased
       11,500

4.   Dollar Amount of Purchase
       $126,500

5.   Price Per Unit
       $11.00

6.   Name(s) of Underwriter(s) or Dealer(s)
     From whom Purchased
       CS First Boston

7.   Other members of the Underwriting Syndicate
       See Exhibit B

Domestic Underwriters
Donaldson,    Lufkin    &   Jenrette    Securities
Corporation
Howard, Weil, Labouisse, Fredrichs Incorporated
J.P. Morgan Securities, Inc.
Petrie Parkman & Co., Inc.